Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Xeris Pharmaceuticals, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-233061) on Form S-3 and registration statements (Nos. 333-229587 and 333-225802) on Form S-8 of Xeris Pharmaceuticals, Inc. of our report dated March 11, 2020, with respect to the consolidated balance sheets of Xeris Pharmaceuticals, Inc. as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the years in the two‑year period ended December 31, 2019, and the related notes, which report appears in the December 31, 2019 annual report on Form 10-K of Xeris Pharmaceuticals, Inc.
/s/ KPMG LLP

Chicago, Illinois
March 11, 2020